UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act

August 4, 2014
Date of Report

ALTERNET SYSTEMS, INC.
(Exact name of Registrant as Specified in its Charter)

Nevada	000-31909	88-0473897
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2665 S. Bayshore Drive, Suite 305 Miami, Florida 33133

Tel: 786-265-1840
(Registrant's Telephone Number)

Check the appropriate box below if the Form-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230. 425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 31, 2014, Fabio Alvino resigned from the Board of Directors (the “Board”) of Alternet Systems, Inc. (the “Company”). Mr. Alvino’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On July 30, 2014, the Board appointed Fernando Cisneros to fill the vacancy created by Mr. Alvino’s resignation, effective July 31, 2014.

Mr. Cisneros, 36, is an entrepreneur and private equity investor with deep financial expertise. Since April 2012 Mr. Cisneros has been a Partner at Octagon Group, a Peruvian real estate development firm, and spearheading multi-million dollar residential and commercial projects. Prior to Octagon Group, Mr. Cisneros was a Vice President in LXG Capital from May 2010 to April 2012, a boutique Latin American investment bank, working on mergers and acquisitions, divestitures, general strategic advisory services, and capital raising. Mr. Cisneros has also served as a Partner in Flow Investments, from December 2008 to February 2010, a global macro hedge fund, where he focused on equities and options. Previously he was Vice President of Finance at Grupo Mistral, a private group of companies in the industrial, retail, and consumer product sectors in Venezuela. Lastly, he began his career as an Analyst at Lazard Frères in mergers and acquisitions.

Mr. Cisneros holds a BA in Economics from Duke University and an MBA from Columbia Business School.

Mr. Cisneros is qualified to serve on the board of directors due to his broad and diverse business experience in multiple industries and markets. In addition, Mr. Cisneros brings deep financial and structuring experience combined with keen strategic thinking.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ALTERNET SYSTEMS, INC.
   By: /s/ Henryk Dabrowski
   Henryk Dabrowski, CEO and Director
   Dated: August 4, 2014